Exhibit 99.1

NOTICE OF BLACKOUT PERIOD TO DIRECTORS

AND EXECUTIVE OFFICERS OF

BIOMET, INC.

You are receiving this notice to advise you that your ability to trade securities of Biomet, Inc. will be significantly restricted from March 26, 2007 through the week of April 1, 2007.

The Biomet, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”) is transitioning investment, trustee and recordkeeping services to Schwab Retirement Plan Services, Inc. on April 1, 2007.  This transition will necessitate a blackout period during which 401(k) Plan participants will be unable to direct or diversify their investments in the 401(k) Plan and will not, among other things, be able to obtain a loan, withdrawal or distribution from the 401(k) Plan.  Additionally, as discussed below, during this blackout period you will be subject to certain trading prohibitions imposed by Section 306(a) of the Sarbanes-Oxley Act and Section 101(a) of Regulation BTR.

Blackout Period

The blackout period will begin at 3:00 p.m. on March 26, 2007, and is expected to end the week of April 1, 2007.  During the week of April 1, 2007, you can determine whether the blackout period has ended by contacting Deb Smith at 1-800-348-9500 or at 574.267.6639 x 1543.  You will be notified directly if the expected ending date of the blackout period changes.

Of course the Corporation’s usual policies with respect to the timing of trading activity and pre-clearance requirements will apply when this blackout period has ended and you will continue to be subject to any other blackout period that may already be in place.  In addition, if you are currently in a blackout period, this Notice does not in any way lift or limit any otherwise applicable trading restrictions.

Trading Restrictions

During the blackout period, each director and executive officer of Biomet, Inc. (the “Corporation”) is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of the Corporation, including common shares of the Corporation and derivative securities, such as stock options, if those equity securities are or were acquired in connection with service or employment as a director or executive officer.  These restrictions apply whether or not you participate in the 401(k) Plan.

During the blackout period, you may not purchase, sell or otherwise acquire or transfer any of the Corporation’s equity securities or exercise any stock options that you acquired in connection with your service as a director or executive officer of Biomet.  Please note that any securities of the Corporation that you acquire, sell, or transfer during the blackout period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source.  Also note that this trading prohibition applies to the Corporation’s equity securities held by immediate family members living with you, or held in trust or by controlled partnerships or corporations, or otherwise deemed to be beneficially owned by you.

There are a limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the blackout period. These permitted transactions generally are those over which you have no control, such as shares of the Corporation’s common stock that you may inherit during the blackout period or certain limited transactions pursuant to employee benefit plans.  Prior to purchasing, selling, or otherwise acquiring or transferring any of the Corporation’s equity securities, or if you have any other questions about this notice, please contact Jackie Huber at 1-800-348-9500 or at 574-372-1573.